FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-82063
PROSPECTUS SUPPLEMENT No. 5 (To Prospectus dated July 13, 1999) DATED SEPTEMBER 28, 2004

14,106,443 Common Shares

        This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership (formerly known as Duke-Weeks Realty Limited Partnership), if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated July 13, 1999, prospectus supplement No. 1 dated October 15, 2001, prospectus supplement No. 2 dated January 11, 2002, prospectus supplement No. 3 dated February 7, 2002 and prospectus supplement No. 4 dated September 3, 2003 all of which are to be delivered with this prospectus supplement.

        The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby(1)
Robert B. and Carole M. Nadler	7,097
Rachel Marie Nadler	833
Sara Hollmann Nadler	833
Samuel Nathan Nadler	833
James L. White	7,736
John W. Nelley, Jr. Rollover IRA	26,209
Massmark Companies, Inc. Defined Benefit Pension Plan	34,771
James R. Gardner	1,618
First Clearing Corp., as IRA Custodian f/b/o Ralph L. Dupps, Jr.	7,605
Kenneth M. and Kimberly M. Premo, JTWROS	20,881
Buckley & Co. Defined Benefit Pension Plan	11,835
UBS Financial Services, Inc., as Custodian f/b/o Tommy L. Graham IRA	10,565
Ralph L. Dupps, Jr.	3,154
L. Earl Bentz	18,496
Charles Corbin, Jr.	960
Rittenberry Rev. Living Trust, Cindy L. Rittenberry, Trustee	2,380
Charles E. Hamby. Jr.	27,676
First Trust Corp., as IRA Custodian f/b/o William E. Crook	6,566
Gardner Parts & Services Profit Sharing Plan	13,251
Albert W. Buckley, Jr.	39,675

(1)
The units pursuant to which these shares may be issued were acquired by a transfer from NWI Warehouse Group, NV, L.P. (formerly known as NWI Warehouse Group, L.P.) to the named individual or entity.